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                                                                    EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Equity Residential Properties Trust for the registration of 13,027,181 common shares and to the incorporation by reference therein of our report dated January 31, 1997, with respect to the consolidated financial statements and schedule of Evans Withycombe Residential, Inc. and Subsidiaries included in Evans Withycombe Residential, Inc.'s 1996 Annual Report (Form 10-K/A), as amended, for the year ended December 31, 1996 and included in the Current Report on Form 8-K of Equity Residential Properties Trust dated September 11, 1997, filed with the Securities and Exchange Commission.





                                           Ernst & Young LLP


Phoenix, Arizona
September 18, 1997